Exhibit 99.1

Tiedemann Group and Alvarium Investments Announce Transaction
to Form Alvarium Tiedemann Holdings and List on Nasdaq
via Business Combination with Cartesian Growth Corporation

-	The Tiedemann and Alvarium groups intend to combine with Cartesian Growth Corporation (NASDAQ: GLBL), a special purpose acquisition company, to form Alvarium Tiedemann Holdings (“Alvarium Tiedemann” or “AlTi”), creating a leading independent, global wealth and asset manager providing entrepreneurs, multi-generational families, institutions and emerging next-generation leaders with fiduciary capabilities as well as alternative investment strategies and strategic advisory services.

-	The combined company is expected to oversee $54 billion in assets under management (AUM) and assets under advisement (AUA) on behalf of families and institutions around the world.

-	The combined company is expected to have post-transaction equity value of approximately $1.4 billion.

-	Following the closing of the transaction, which is anticipated in Q1 2022, Alvarium Tiedemann’s common stock will become publicly traded on Nasdaq.

-	Institutional investors, as well as strategic partners from Tiedemann and Alvarium, have committed to purchase approximately $165 million of shares of common stock of Cartesian Growth Corporation in a private investment in public equity (“PIPE”).

-	Investor call with the Tiedemann Group, Alvarium and Cartesian scheduled for today at 8:00 a.m. ET.

NEW YORK, NY, September 20, 2021 – Tiedemann Group1 (“Tiedemann”), Alvarium Investments Limited2 (“Alvarium”) and Cartesian Growth Corporation3 (“Cartesian”) (NASDAQ: GLBL), today jointly announced entry into a definitive business combination agreement (the “Business Combination Agreement”).

This proposed transaction will form Alvarium Tiedemann Holdings, which is expected to be a leading independent, global investment firm providing institutions, entrepreneurs, families and emerging next-generation leaders with fiduciary capabilities as well as investment strategies and services. The constituent firms’ expansive international network across four continents, diverse expertise and access to private and institutional capital is expected to provide a compelling portfolio of services. This comprehensive offering will be underscored by a commitment to impact or values-aligned investing and offer trusted advisory services to family-owned businesses as well as real asset direct and co-investment opportunities. Alvarium Tiedemann’s common stock is expected to be publicly traded on Nasdaq under the ticker symbol “GLBL” following the closing of the transaction, which is anticipated in the first quarter of 2022. Alvarium Tiedemann will be headquartered in New York.

“We are thrilled to partner with Alvarium to establish a truly unique, global investment firm in Alvarium Tiedemann,” said Michael Tiedemann, CEO of the Tiedemann Group. “Alvarium brings a culture of entrepreneurism and a breadth of global capabilities and expertise that will complement our existing client experience. I believe the combination of talent and geographic reach with Cartesian’s access to capital will provide the permanence needed to continue to grow and evolve a dynamic investment platform. We have a unified vision that is committed to diversity and inclusion, serving our clients and continuing on our path to becoming a differentiated leader in investment strategies and services.”

[1]	Tiedemann Group is comprised of Tiedemann Advisors LLC (“Tiedemann Advisors”), a leading independent wealth and investment advisor for high-net-worth families, trusts, foundations and endowments particularly in the U.S.; Tiedemann Trust Company (“Tiedemann Trust”); TIG Advisors LLC (“TIG”), an alternative asset manager; and Tiedemann Constantia, the international operations of Tiedemann.

[2]	Alvarium Investments Limited is a leading independent global multifamily office, providing investment, real estate and merchant banking services to multigenerational entrepreneurs, families, foundations and institutions.

[3]	Cartesian Growth Corporation is a special purpose acquisition company (“SPAC”).

Alexander de Meyer, CEO of Alvarium said, “Upon our introduction to Tiedemann, we were immediately struck by how complementary the firms were, from investment philosophy to client service and firm culture. This alignment made Tiedemann an optimal partner as we look to expand our global footprint particularly in the United States. I am confident this combination will accelerate the growth of our combined firms, improving our ability to help our clients access innovative investment solutions and ensuring long-term opportunities for our employees.”

Peter Yu, Chairman and CEO of Cartesian said, “We are pleased to introduce Alvarium Tiedemann to the public markets. I see this combination as creating a powerful, unified ecosystem of capabilities that will serve a multigenerational client base while maintaining independence. This is a perfect fit strategically as well as culturally, with a robust infrastructure positioned for accelerated growth and innovation.”

Michael Tiedemann will serve as Alvarium Tiedemann’s Chief Executive Officer. Alexander de Meyer will chair the firm’s executive committee which includes industry-leading professionals who have a breadth and depth of global expertise and experience.

Alvarium Tiedemann Highlights:

●	Expected to form a leading, independent global wealth manager focused on the high-net-worth segment with a leadership position in impact or values-aligned investing

●	Anticipated $54 billion in combined AUM and AUA with offices across 4 continents, 11 countries and 25 cities

●	Boutique approach to a globally scaled, multi-family office strategy with a distinctive offering that will include impact or values-aligned investing, trust services, family office services, governance, global real estate, and our Private Markets Group which will include merchant banking, as well as direct investment capabilities

●	Strong and growing institutional investment offerings, with additional GP stake purchases planned within real estate, impact private equity and other alternative asset classes

●	Decades of operating history in alternatives and real estate has created extensive relationships across the alternative asset management ecosystem leading to repeatable growth opportunities

Impact Investment and ESG Focus:

Alvarium Tiedemann will continue its constituent firms’ established goal to substantially grow impact or values-aligned investing globally. Additionally, it is seeking to create a global firm that is an unquestioned leader in gender balance and diversity within the financial services sector. The combined company’s operational team is expected to approach gender balance upon inception. Management is committed to further diversifying its senior leadership over the next five years.

Transaction Overview

The transaction is expected to create a combined company with a pro forma equity value of $ 1.4 billion and will be funded through a combination of Cartesian’s cash in trust and approximately $165 million fully committed purchase of shares of common stock of Cartesian pursuant to a private investment in public equity (“PIPE”). The PIPE capital commitments have been obtained from institutional investors and strategic partners of both Alvarium and the Tiedemann Group. Cartesian has $345 million of cash in its trust account.

Over 96% of equity held by active operating partners is expected to be rolled into the combined company, with all proceeds from this transaction being used for capital structure optimization. All references to available cash from the trust account and retained transaction proceeds are subject to any redemptions by the public shareholders of Cartesian and payment of transaction expenses.

The respective boards of the Tiedemann Group, Alvarium and Cartesian have unanimously approved the proposed business combination. Completion of the proposed business combination is expected in Q1 2022.

The transaction will be effected pursuant to the terms and conditions of the Business Combination Agreement, which contains customary closing conditions, including, without limitation, the registration statement being declared effective by the Securities and Exchange Commission (“SEC”), receipt of regulatory approvals in certain jurisdictions where the Tiedemann Group and Alvarium operate, and approval by the shareholders or members, as applicable, of the Tiedemann Group, Alvarium and Cartesian.

Additional information about the proposed transaction, including a copy of the transaction agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Cartesian with the SEC and will be available at www.sec.gov.

Advisors

Piper Sandler & Co. is serving as financial advisor and Seward & Kissel LLP is serving as legal counsel to the Tiedemann Group.

The Asset & Wealth Management Investment Banking Group of Raymond James & Associates, Inc. and Spencer House Partners LLP are serving as financial advisors and Goodwin Procter LLP is serving as legal counsel to Alvarium.

Cantor Fitzgerald & Co. is serving as capital markets advisor to Cartesian Growth Corporation. Additionally, BofA Securities is serving as financial advisor and capital markets advisor to Cartesian. Greenberg Traurig, LLP is serving as legal counsel to Cartesian.

Investor Conference Call and Additional Materials

An investor call and presentation discussing the transaction is available at the link below:

https://event.on24.com/wcc/r/3380664/C6CA23E7A7F3061F9EBE9F57B4E538D2

Participant Dial In (Toll Free): + 1 844 200 6205

Participant International Dial In: + 44 208 0682 558

Participant Access Code: 483965

A transcript of the call will also be filed by Cartesian with the SEC.

On the call, the presenters will be reviewing an investor presentation, which will be filed with the SEC as an exhibit to a Current Report on Form 8-K prior to the call, and available on the SEC website at www.sec.gov.

Additional Information about the Business Combination and Where to Find It

In connection with the proposed business combination, Cartesian Growth Corporation will merge with and into the Tiedemann Group and Alvarium to form Alvarium Tiedemann Holdings which will be the surviving entity and the going-forward public company, and intends to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a proxy statement/prospectus, and certain other related documents, to be used at the meeting of stockholders to approve the proposed business combination. INVESTORS AND SECURITY HOLDERS OF CARTESIAN GROWTH CORPORATION ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, ANY AMENDMENTS THERETO AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TIEDEMANN GROUP, ALVARIUM, CARTESIAN AND THE BUSINESS COMBINATION. The proxy statement/prospectus will be mailed to shareholders of Cartesian Growth Corporation as of a record date to be established for voting on the proposed business combination. Investors and security holders will also be able to obtain copies of the Registration Statement and other documents containing important information about each of the companies once such documents are filed with the SEC, without charge, at the SEC’s website at www.sec.gov. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Cartesian and its directors and executive officers may be deemed participants in the solicitation of proxies from Cartesian’s shareholders with respect to the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in Cartesian is contained in Cartesian’s filings with the SEC, including Cartesian’s final prospectus relating to its initial public offering, which was filed with the SEC on February 23, 2021, and is available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of such participants will be set forth in the Registration Statement for the proposed business combination when available. The Tiedemann Group, Alvarium, and their respective directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Cartesian in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the Registration Statement for the proposed business combination when available.

About Alvarium Investments

Alvarium is an independent investment firm, global multi-family office and merchant banking boutique providing tailored solutions for families, foundations and institutions across the Americas, Europe and Asia-Pacific. Alvarium offers direct and co-investment opportunities from specialist alternative managers and real asset operating partners in real estate and the innovation economy. Alvarium has over 220 employees and 28 Partners in 14 locations in 10 countries, advising on circa $22 billion of assets across four service lines — investment advisory, co-investments, merchant banking and family office services.

About Tiedemann Advisors

Tiedemann Advisors is an independent investment and wealth advisor for high-net-worth individuals, family offices, trusts, foundations and endowments. Founded in 1999, Tiedemann Advisors has nine offices across the US and provides trust services through Tiedemann Trust Company, a state-chartered trust company located in Wilmington, Delaware. Tiedemann’s international operations, Tiedemann Constantia, is headquartered in Zurich Switzerland. Together, Tiedemann Constantia, Tiedemann Advisors and Tiedemann Trust Company currently oversee $25 billion in assets under advisement. For more information about Tiedemann Advisors please visit www.tiedemannadvisors.com and www.tiedemannconstantia.com.

About TIG Advisors, LLC

TIG Advisors is a New York-based alternative asset manager with approximately $7 billion in assets under management (inclusive of assets under management of its affiliated managers), focused on making growth equity investments in global alternative specialists. TIG has a strong track record of identifying uncorrelated investment opportunities in both public and private markets, utilizing its long-standing operating platform to assist managers with growth. The firm’s alpha driven investment strategies align with the needs of a diverse global investor base. For more information about TIG Advisors, please visit: www.tigfunds.com.

About Cartesian Growth Corporation

Cartesian Growth Corporation (“CGC”) is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. CGC is an affiliate of Cartesian Capital Group, LLC, a global private equity firm and registered investment adviser headquartered in New York City, New York. CGC’s strategy is to identify and combine with an established high-growth company that can benefit from both a constructive combination and continued value-creation. CGC is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012. For more information about Cartesian Growth Corporation, please visit www.cartesiangrowth.com.

Forward-Looking Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Tiedemann Group, Alvarium, or Cartesian’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include (i) the inability to complete the business combination in a timely manner or at all (including due to the failure to receive required shareholder approvals, failure to receive approvals or the failure of other closing conditions); (ii) the inability to recognize the anticipated benefits of the proposed business combination; (iii) the inability to obtain or maintain the listing of Cartesian’s shares on Nasdaq following the business combination; (iv) costs related to the business combination; (v) the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (vi) Cartesian, the Tiedemann Group, and Alvarium’s ability to manage growth and execute business plans and meet projections; (vii) potential litigation involving Cartesian, the Tiedemann Group, or Alvarium; (viii) changes in applicable laws or regulations, particularly with respect to wealth management and asset management; (ix) general economic and market conditions impacting demand for Cartesian, the Tiedemann Group, and Alvarium’s services, and in particular economic and market conditions in the financial services industry in the markets in which Cartesian, the Tiedemann Group, and Alvarium operate; and (x) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the business combination, including those under “Risk Factors” therein, and in Cartesian’s other filings with the SEC. Forward-looking statements speak only as of the date they are made. None of Cartesian, the Tiedemann Group, and Alvarium undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. None of Cartesian, the Tiedemann Group, or Alvarium gives any assurance that any of Cartesian, the Tiedemann Group, or Alvarium, or the combined company, will achieve expectations.

No Offer or Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Information Sources

This press release has been prepared for use by Cartesian, the Tiedemann Group, and Alvarium in connection with the transaction. The information herein does not purport to be all-inclusive. The information herein is derived from various internal and external sources, and all information relating to the business, past performance, results of operations and financial condition of Cartesian was derived entirely from Cartesian and all information relating to the business, past performance, results of operations and financial condition of the Tiedemann Group and Alvarium was derived entirely from the respective companies. No representation is made as to the reasonableness of the assumptions made with respect to the information herein, or to the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein is not an indication as to future performance.

The data contained herein relating to the operations and performance of the combined entities has been derived by the Tiedemann Group and Alvarium from various internal and external sources. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein is not an indication as to future performance. Cartesian, the Tiedemann Group, and Alvarium assume no obligation to update the information in this presentation.

No Representations

No representations or warranties, express or implied, are given in respect of this press release. To the fullest extent permitted by law in no circumstances will Cartesian, the Tiedemann Group, and Alvarium, or any of their respective subsidiaries, affiliates, stockholders, representatives, partners, directors, officers, employees, advisors or agents, be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this press release, its contents (including without limitation any projections or models), any omissions, reliance on information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith, which information relating in any way to the operations of the Tiedemann Group and Alvarium has been derived, directly or indirectly, exclusively from the Tiedemann Group and Alvarium and has not been independently verified by Cartesian. Neither the independent auditors of Cartesian nor the independent auditors of the Tiedemann Group or Alvarium audited, reviewed, compiled or performed any procedures with respect to any projections or models for the purpose of their inclusion in this presentation and, accordingly, neither of them expressed any opinion or provided any other form of assurances with respect thereto for the purposes of this presentation.

Contacts

Media:

Prosek Partners

Jill Gordon

jgordon@prosek.com

Investors:

Prosek Partners

Alex Jorgensen / Megan Paul

AlTi@prosek.com